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Northern Trust

Global Custody Fee Schedule

FOR

Wilshire Funds Management

January 2017

NTAC:2SE-18

Northern Trust	Global Custody Fee Schedule

A Global Custody Fee Schedule for Wilshire Funds Management Assumptions

The following fee proposal is based on the assumptions outlined below:

■	Custody only services for the following complex:
♦	Wilshire Mutual Funds – 14 Funds in total
■	Total Holdings: 6,667
■	Current transaction Volume: 32,000
■	Total AUM: $1.78 billion

Global Custody Services

GLOBAL CUSTODY

■	Safekeeping of assets
■	Settlement of direct trades
■	Subscriptions and redemptions into funds
■	Collection of income
■	Tax reclamation and relief at source services
■	Corporate action processing
■	Class Actions
■	Proxy voting
■	Foreign exchange
■	Cash management (excluding off-balance sheet vehicles and custom cash funds)
■	Daily and intraday information delivered via web portal, Passport®

4) Global Custody Fee Schedule

A)	GLOBAL CUSTODY, PERDORMANCE, COMPLIANCE, FEE SCHEDULE

■	Quarterly Account-based Fees – Securities Accounts	-	$0
■	Quarterly Account-based Fees – Cash Accounts	-	$0
■	Quarterly Account-based Fees – Transition Accounts	-	Waived
■	Annual Asset based Fee on total AUM of the Funds
	♦ Effective January 1, 2017	-	2.3 bps[1]
■	Transaction Based Fees	-	$0[2]
■	Other Costs – A charge may be applied for:
♦
Market associated execution costs, not limited to but including stamp duty, securities re-registration charges, third-party foreign exchange, third-party fixed deposits, and proxy voting physical representation/ad hoc expenses will be passed through at cost if and as applicable.

♦
Services required in respect of any directly help property, derivatives or venture capital/private equity portfolios will be evaluated and priced on a case-by-case business, according to the level of work involved.

♦	The transactions involved in portfolio restructuring.
♦	Supporting/facilitating on-site visits by the Funds’ auditors.

[1]	Basis point fee is dependent on current structure of the funds. Any significant fund restructuring could potentially cause a change in the bps fee.
[2]	If the annual transaction level exceeds 42,000, Northern Trust reserves the right to charge a transaction fee until a new basis point charge can be negotiated.

SERVICE	EXPERTISE	INTEGRITY

Global Custody Fee Schedule for Wilshire Funds Management – January 2017

NTAC:2SE-18

Northern Trust	Global Custody Fee Schedule

5) PAYMENT TERMS and TERM of CONTRACT

■	Quarterly billing is standard.
■	All fees, expenses and other charges described herein and in particular sections 4 and 5 hereof will not be applied or begin to accrue until the contemplated fund has its first investor.

6) Material Changes and Terms of Proposal

The fees quoted above are offered contingent upon the current information available and assumes that actual experience will not be materially different from projected activity and/or assumptions. “Material” changes, for the purposes of this provision, will be changes in excess of 10% from the assumptions used.

Fees will be paid by the client within four (4) weeks following the issuance of fee notification at quarter-end for changes related to the previous quarter. The debit will be performed in the Client’s chosen currency as mutually agreed in advance with Northern Trust.

In the event of a disputed invoice, the Client should contact their relationship manager within three (3) weeks following the issuance of fee notification. If an error is discovered after the payment, an appropriate adjustment will be made to the fee in the following quarter.

This proposal will remain in effect for 90 days from the date of issue unless agreed upon to the contrary by all parties to the proposal.

The term of the fee schedule is two years.

8) Acceptance of Schedule

Wilshire Mutual Funds, Inc.	The Northern Trust Company
Wilshire Variable Insurance Trust

President	V.P.
Title	Title

1/5/2017	6 Jan 2017
Date	Date

SERVICE	EXPERTISE	INTEGRITY

Global Custody Fee Schedule for Wilshire Funds Management – January 2017

NTAC:2SE-18